Exhibit 99.1


   Iowa Telecom Reports Results for the Quarter Ended June 30, 2005


    NEWTON, Iowa--(BUSINESS WIRE)--Aug. 4, 2005--Iowa
Telecommunications Services, Inc. (NYSE:IWA) today announced operating results for the quarter ended June 30, 2005. Quarterly highlights for the Company include:

    -- Operating revenue was $58.0 million.

    -- Operating income was $21.0 million.

    -- Net income was $13.3 million, or $0.43 per share.

    -- Adjusted EBITDA (as defined herein) was $33.8 million.

    "We're pleased with our solid second quarter financial results, as revenue, operating income, net income and Adjusted EBITDA were higher than in the first quarter of 2005," said Alan L. Wells, Iowa Telecom president and chief executive officer. "Throughout the first six months of this year we have performed well, and our results reflect our strategy of being very cash flow focused. Our DSL High-Speed Internet service offering continues to do well, as we added 3,000 net subscribers for the second quarter. We continue to be successful in using our strong incumbent market position to increase revenue per access line by providing additional services to our customers. Our average monthly revenue per access line continues to increase, growing to $73 in the second quarter of 2005.
    "Our focus on cash flow is evidenced by the fact that we have now paid two quarterly cash dividends of $0.405 per share on Iowa Telecommunications common stock in 2005," Wells added. "These payments are consistent with our policy of paying quarterly dividends at an annual rate of $1.62 per share, or approximately $50 million total in 2005, as we return a significant portion of our excess cash flow to our shareholders.
    "Capital expenditures of $8.0 million this quarter and $13.7 million for the first six months of 2005 continue to be on track with our expectations," Wells continued. "We continue to anticipate our 2005 capital expenditures to be approximately $30.0 million.
    "As to our debt service, our interest expense for the second quarter, excluding amortization of debt issuance cost, was again $7.6 million. As a result, we now expect that our 2005 cash interest expense will be approximately $30.5 million, reflecting the lower side of our prior guidance of between $30 million and $32 million," Wells continued. "Additionally, we used our excess cash to reduce our net debt by over $5.9 million during the quarter ended June 30, 2005, and have reduced our net debt by $14.6 million for the year.
    "Finally, during the quarter we have taken steps to eliminate some of the future uncertainty regarding our defined benefit pension plans. As a result of these measures, we estimate that only 40 of our employees will continue to accrue the same level of benefits as they did in the past. While these actions will somewhat increase our expense during the last half of this year and our expense and cash-funding requirement next year, we believe the related reduction in future pension expense and the elimination of the associated risk will further enhance the predictability of our future cash flows. Overall, our operational and financial performance during the second quarter was strong, and was consistent with our expectations," Wells concluded.

    FINANCIAL DISCUSSION FOR 2nd QUARTER 2005:

    -- Operating Revenues decreased $4.9 million, or 7.7%, to $58.0 million for the second quarter of 2005 as compared to the same quarter in 2004. The decrease in revenue was primarily due to the one-time revenue recognized in the second quarter of 2004, when the Company recognized $7.7 million of local service revenue that was collected in prior periods subject to refund. If the second quarter of 2004 results were adjusted to eliminate this one-time revenue item, operating revenues would have increased by $2.9 million, or 5.2%, over the second quarter of 2004. Also contributing to the decrease compared to the prior year was the loss of $1.5 million in revenues resulting from the discontinuance of the expanded local area calling plans during the third quarter of 2004. Contributing favorably were a $2.3 million increase in network access service revenues driven by increased revenues from switched access services and an increase of $803,000 in other services and sales revenues primarily due to growth in DSL services.

    -- Operating Costs and Expenses increased $3.2 million, or 9.5%, in the second quarter of 2005 as compared to the second quarter of 2004. The significant items that contributed to the higher expense included additional costs to deliver long distance traffic, higher costs related to serving a larger number of competitive local exchange carrier access lines, and additional costs related to being a publicly-traded company, of which Sarbanes-Oxley related implementation costs were approximately $500,000. Partially offsetting the increase was a $2.0 million favorable impact resulting from past access disputes with other carriers. Depreciation and amortization also increased $372,000 due to higher average property, plant and equipment balances as a result of additions to the Company's network facilities.

    -- Operating Income was $21.0 million in the second quarter of 2005 as compared to $29.1 million in the same period in 2004, a reduction of $8.1 million. The decrease in operating income was primarily due to the one-time revenue recognized in the second quarter of 2004, when the Company recognized $7.7 million of local service revenue that was collected in prior periods subject to refund. If the second quarter of 2004 results were adjusted to eliminate this one-time revenue item, operating income would have decreased by $0.4 million, or 1.7%, from the second quarter of 2004.

    -- Interest and Dividend Income decreased $649,000, or 83.0%, to $133,000 in the second quarter of 2005 as compared to the second quarter of 2004. The reduction was primarily due to the decrease in the Company's investment in subordinated capital certificates with the Rural Telephone Finance Cooperative
        (RTFC) resulting from the Company's initial public offering and debt refinancing in November of 2004.

    -- Interest Expense decreased $5.6 million, or 42.3%, to $7.7 million in the second quarter of 2005 as compared to the second quarter of 2004. The decrease was a result of the reductions in the amount of debt outstanding and in the average interest rate as a result of the Company's initial public offering and debt refinancing in November of 2004.

    -- Net Income decreased $3.2 million, or 19.2%, to $13.3 million in the second quarter of 2005 compared to the same period in 2004. The decrease in net income was primarily due to the one-time revenue recognized in the second quarter of 2004, when the Company recognized $7.7 million of local service revenue that was collected in prior periods subject to refund. If the second quarter of 2004 results were adjusted to eliminate this one-time revenue item, net income would have increased by $4.6 million, or 52.0%, over the second quarter of 2004. In addition, interest expense decreased by $5.6 million, which contributed to the change in net income.

    -- Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA as defined herein) was $33.8 million for the second quarter of 2005, as compared with $41.6 million in the same period in 2004. The decrease in Adjusted EBITDA was primarily due to the $7.7 million of local service revenue collected subject to refund in prior periods and recognized during the second quarter of 2004.

    -- Total Access Lines decreased by 2,200, or 0.8%, for the second quarter of 2005 as compared to the second quarter in 2004. Total access lines decreased by 1,000 during the second quarter of 2005 from the first quarter in 2005. Incumbent local exchange carrier access lines declined by 2,800 lines, or 1.1%, from the first quarter of 2005.


                 Second Quarter 2005 Financial Summary
                              (Unaudited)
           (dollars in thousands, except per share amounts)

                                                           Change
                                                      ----------------
                                   2005    2004 (2)    Amount  Percent
                                  -------  --------   -------- -------

Revenue                          $58,037  $ 62,911   $ (4,874)   -7.7%
Operating Income                 $20,974  $ 29,071   $ (8,097)  -27.9%
Interest Expense                 $ 7,706  $ 13,345   $ (5,639)  -42.3%
Net Income                       $13,334  $ 16,508   $ (3,174)  -19.2%
Income Available for Common      $13,334  $ 16,508   $ (3,174)  -19.2%
Basic Earnings Per Share         $  0.43  $   0.73   $  (0.30)  -41.1%
Diluted Earnings Per Share       $  0.42  $   0.72   $  (0.30)  -41.7%

Adjusted EBITDA (1)              $33,780  $ 41,600   $ (7,820)  -18.8%
Capital Expenditures             $ 8,038  $  8,084   $    (46)   -0.6%

(1) See the definition of Adjusted EBITDA under Explanation and Reconciliation to Non-GAAP Concepts at the end of the financial statements.
(2) Results include $7.7 million of revenue collected in prior periods subject to refund and recognized in the three months ended June 30, 2004.


                                   2nd Quarter  2nd Quarter
Key Operating Statistics               2005         2004     % Change
----------------------------------------------------------------------
Telephone Access Lines
     ILEC Lines (1)                    246,200      257,500      -4.4%
     CLEC Lines (2)                     19,200       10,100      90.1%
                                   -----------   ----------   --------
Total Telephone Access Lines           265,400      267,600      -0.8%

Long Distance Subscribers              141,200      121,400      16.3%
Dial-up Internet Subscribers            47,200       53,100     -11.1%
DSL Subscribers                         22,600        9,900     128.3%
Average Monthly Revenue Per
  Access Line (3)                  $        73  $        69       5.8%

                                   2nd Quarter  1st Quarter
                                       2005         2005     % Change
                                   -----------------------------------
Telephone Access Lines
     ILEC Lines (1)                    246,200      249,000      -1.1%
     CLEC Lines (2)                     19,200       17,400      10.3%
                                   -----------   ----------   --------
Total Telephone Access Lines           265,400      266,400      -0.4%

Long Distance Subscribers              141,200      139,200       1.4%
Dial-up Internet Subscribers            47,200       49,300      -4.3%
DSL Subscribers                         22,600       19,600      15.3%
Average Monthly Revenue Per
  Access Line (3)                  $        73  $        72       1.4%

(1) Includes lines subscribed by our incumbent local exchange carrier customers and lines subscribed by our "wholesale" customers who are competing local exchange carriers. Wholesale access lines include: lines subscribed by our competitive local exchange carrier competitors pursuant to interconnection agreements on an unbundled network element basis, for which the competitive local exchange carrier pays us a monthly fee; lines that we provide to competitive local exchange carriers for resale to their subscribers, for which the competitive local exchange carrier pays us a monthly fee equal to what we would charge our customers for local service less an agreed discount; and shared lines, for which a competitive local exchange carrier pays us a monthly fee to provide DSL service to its customers. We had 4,100 wholesale lines subscribed at June 30, 2005; 4,500 wholesale lines subscribed at June 30, 2004; and 4,200 wholesale lines subscribed at March 31, 2005.
(2) Access lines subscribed by customers of our competitive local exchange carrier subsidiary, Iowa Telecom Communications, Inc.
(3) Average monthly revenue per access line is computed by dividing the total revenue for the period, excluding revenue collected in prior periods subject to refund recognized in the period, by the average of the access lines at the beginning and at the end of the period. Revenue collected in prior periods subject to refund and recognized in the three months ended June 30, 2004 was $7.7 million.


    Investor Call

    As previously announced, Iowa Telecom's management will hold a conference call to discuss the second quarter results on Thursday, August 4, 2005 at 9:30 a.m. (Eastern Time). To listen to the call, participants should dial (913) 981-5533 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 12:30 p.m. (Eastern Time) on August 4, 2005 and will continue through August 11, 2005 by dialing (719) 457-0820 and entering Confirmation Code 6242364.

    The live broadcast of Iowa Telecom's quarterly conference call will be available online at www.iowatelecom.com or www.earnings.com on August 4, 2005, beginning at 9:30 a.m. (Eastern Time). The online replay will become available after 12:30 p.m. (Eastern Time) and will continue to be available for 30 days.

    Forward-Looking Statements

    The press release may contain forward-looking statements that are not based on historical fact, including without limitation statements containing the words "believes," "may," "plans," "will," "estimate," "continue," "anticipates," "intends," "expects," and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from future results, events or developments described in the forward-looking statements. Such factors include those risks described in Iowa Telecom's Annual Report on Form 10-K on file with the SEC. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and Iowa Telecom undertakes no duty to update this information.

    About Iowa Telecom

    Iowa Telecommunications Services, Inc. (d/b/a Iowa Telecom) is a telecommunications service provider that offers local telephone, long distance, Internet, broadband and network access services to business and residential customers. Today, the Company serves over 440 communities and employs over 600 people throughout the State of Iowa. The Company's headquarters are in Newton, Iowa. The Company trades on the New York Stock Exchange under the symbol IWA. For further information regarding Iowa Telecom, this press release or the conference call, please go to Iowa Telecom's website at www.iowatelecom.com and select "Investor Relations." The Iowa Telecom logo is a registered trademark of Iowa Telecommunications Services, Inc. in the United States.


        IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
                      Consolidated Balance Sheets
                              (Unaudited)
           (Dollars in thousands, except per share amounts)

                                              As of          As of
                                          June 30, 2005   December 31,
                                                              2004
                                          -------------  -------------
ASSETS

CURRENT ASSETS
  Cash and cash equivalents               $      3,511   $      2,874
  Accounts receivable, net                      20,535         19,416
  Inventory                                      4,123          2,979
  Prepayments and other current assets           1,842          3,224
                                          -------------  -------------
     Total Current Assets                       30,011         28,493

PROPERTY, PLANT AND EQUIPMENT
  Property, Plant and Equipment                493,530        496,145
  Accumulated depreciation                    (171,686)      (164,409)
                                          -------------  -------------
     Net Property Plant and Equipment          321,844        331,736

GOODWILL                                       460,113        460,113
INTANGIBLE ASSETS AND OTHER, net                16,393         15,800
INVESTMENT IN AND RECEIVABLE FROM
  THE RURAL TELEPHONE FINANCE
  COOPERATIVE                                   14,188         16,642
                                          -------------  -------------

Total Assets                              $    842,549   $    852,784
                                          =============  =============

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Revolving credit facility               $     27,500   $     41,507
  Accounts payable                              10,674         15,889
  Advanced billings and customer deposits        6,398          6,525
  Accrued and other current liabilities         27,487         23,123
                                          -------------  -------------
     Total Current Liabilities                  72,059         87,044
LONG-TERM DEBT                                 477,778        477,778
OTHER LONG-TERM LIABILITIES                     13,349         12,000
                                          -------------  -------------
  TOTAL LIABILITIES                            563,186        576,822

STOCKHOLDERS' EQUITY
  Common stock, $.01 par value,
   100,000,000 shares authorized,
   30,915,016 and 30,864,195
   issued and outstanding, respectively            309            309
  Additional paid-in-capital                   315,733        314,634
  Retained deficit                             (38,740)       (38,897)
  Other comprehensive income (loss)              2,061            (84)
                                          -------------  -------------

     Total Stockholders' Equity                279,363        275,962
                                          -------------  -------------

  Total Liabilities and Stockholders'
      Equity                              $    842,549   $    852,784
                                          ============   =============


        IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
                 Consolidated Statements of Operations
                              (Unaudited)
               (in thousands, except per share amounts)

                              Three Months Ended     Six Months Ended
                                  June 30,               June 30,
                              -------------------  -------------------
                                2005      2004       2005       2004
                              ---------  --------  --------  ---------
REVENUE AND SALES
  Local services                $19,021  $ 27,508  $ 37,828  $ 45,270
  Network access services        25,365    23,044    50,867    46,709
  Toll services                   5,986     5,497    11,975    11,072
  Other services and sales        7,665     6,862    14,868    13,292
                              ---------  --------  --------  ---------
     Total revenues and sales    58,037    62,911   115,538   116,343

OPERATING EXPENSES
  Cost of services and sales
   (exclusive of items shown
   separately below)             15,909    13,074    31,442    25,923
  Selling, general and
   administrative                 8,808     8,792    18,926    17,985
  Depreciation and amortization  12,346    11,974    24,689    23,774
                              ---------  --------  --------  ---------
     Total operating costs and
      expenses                   37,063    33,840    75,057    67,682

OPERATING INCOME                 20,974    29,071    40,481    48,661

OTHER INCOME (EXPENSE)
  Interest and dividend income      133       782       292     1,700
  Interest expense               (7,706)  (13,345)  (15,449)  (26,188)
  Other, net                        (67)       --      (146)       --
                              ---------  --------  --------  ---------
     Total other expense, net    (7,640)  (12,563)  (15,303)  (24,488)

NET INCOME                       13,334    16,508    25,178    24,173

GAIN ON REDEMPTION OF REDEEMABLE
 CONVERTIBLE PREFERRED STOCK         --        --        --    57,681
PREFERRED DIVIDEND                   --        --        --    (2,056)
                              ---------  --------  --------  ---------
INCOME AVAILABLE FOR
 COMMON STOCKHOLDERS            $13,334  $ 16,508  $ 25,178  $ 79,798
                              =========  ========  ========  =========

COMPUTATION OF EARNINGS
 PER SHARE
     Basic - Earnings Per Share $  0.43  $   0.73  $   0.82  $   3.53
     Diluted - Weighted average
      number of shares
      outstanding                30,879    22,601    30,872    22,601

     Diluted - Earnings Per
      Share                     $  0.42  $   0.72  $   0.80  $   2.83
     Diluted - Weighted average
      number of shares
      outstanding                31,598    23,065    31,596    28,930


        IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
                 Consolidated Statements of Cash Flows
                              (Unaudited)
                            (in thousands)

                                Three Months Ended  Six Months Ended
                                     June 30,           June 30,
                                ------------------ -------------------
                                   2005     2004     2005      2004
                                --------  -------- --------  ---------
CASH FLOWS FROM OPERATING
  ACTIVITIES
Net income                      $ 13,334  $ 16,508 $ 25,178 $  24,173
Adjustments to reconcile net
 income to net cash provided by
 operating activities:
     Depreciation                 11,751    11,364   23,501    22,594
     Amortization of intangible
      assets                         595       610    1,188     1,180
     Non-cash stock-based
      compensation                   361         1      715         1
     Changes in operating assets
      and liabilities:
       Receivables                (2,384)   (1,456)  (1,119)     (628)
       Inventory                    (544)   (1,236)  (1,144)     (267)
       Accounts payable           (2,119)    3,923   (5,215)    3,178
       Other assets and
        liabilities                5,149    (9,358)   2,810    (9,144)
                                --------  -------- --------  ---------
Net cash provided by operating
 activities                       26,143    20,356   45,914    41,087

CASH FLOWS FROM INVESTING
 ACTIVITIES
Capital expenditures              (8,038)   (8,084) (13,668)  (14,636)
Business acquisitions                (85)       --      (85)   (1,697)
                                --------  -------- --------  ---------
Net cash used in investing
 activities                       (8,123)   (8,084) (13,753)  (16,333)

CASH FLOWS FROM FINANCING
 ACTIVITIES
Net change in revolving credit
 facility                         (6,500)       --  (14,007)       --
Redemption of redeemable
 preferred stock                      --        --       --  (100,000)
Issuance of long-term debt            --        --       --    66,000
Payment of debt issuance costs        --        --       --    (1,974)
Proceeds from exercise of
 employee stock options              384        --      384        --
Dividends paid                   (12,500)       --  (17,901)       --
Payment on long-term debt             --   (11,000)      --   (19,250)
                                --------  -------- --------  ---------
Net cash used in financing
 activities                      (18,616)  (11,000) (31,524)  (55,224)

Net Change in Cash and Cash
  Equivalents                       (596)    1,272      637   (30,470)
                                --------  -------- --------  ---------
Cash and Cash Equivalents at
 Beginning of Period               4,107     5,107    2,874    36,849
                                --------  -------- --------  ---------
Cash and Cash Equivalents at
 End of Period                  $  3,511 $   6,379 $  3,511 $   6,379
                                ========  ======== ========  =========


        IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
         EXPLANATIONS AND RECONCILIATIONS TO NON-GAAP CONCEPTS
                              (Unaudited)
                            (in thousands)

                                  Three Months Ended  Six Months Ended
                                      June 30,            June 30,
                                  ------------------ -----------------
                                    2005     2004     2005     2004
                                  --------  -------- -------  --------
ADJUSTED EBITDA:
Net Income                         $13,334  $16,508  $25,178  $24,173
Income Taxes                            --       --       --       --
Interest Expense                     7,706   13,345   15,449   26,188
Depreciation and Amortization       12,346   11,974   24,689   23,774
Unrealized losses on financial
 derivatives                            67       --      146       --
Non-cash stock-based compensation
  expense (1)                          361        1      715        1
Extraordinary or unusual (gains)
 losses                                 --       --       --       --
Non-cash portion of RTFC Capital
  Allocation (2)                       (34)    (228)     (67)    (456)
Other non-cash losses (gains)           --       --       --       --
Loss (gain) on disposal of assets
 not in ordinary course                 --       --       --       --
Transaction costs                       --       --       --       --
                                  --------  -------- -------  --------
ADJUSTED EBITDA                    $33,780  $41,600  $66,110  $73,680
                                  ========  ======== =======  ========

(1) Included in Selling, General and Administrative Expense on the Consolidated Statements of Operations.
(2) Included in Interest and Dividend Income on the Consolidated
    Statements of Operations.


    We present Adjusted EBITDA because we believe it is a useful indicator of our historical debt capacity and our ability to service debt and pay dividends. We also present Adjusted EBITDA because covenants in our credit facilities contain ratios based on Adjusted EBITDA.
    Adjusted EBITDA is defined in our credit facilities as: (1) consolidated net income, as defined therein; plus (2) the following items, to the extent deducted from consolidated net income: (a) interest expense; (b) provision for income taxes; (c) depreciation and amortization; (d) transaction expenses related to the IPO and the related debt refinancing and other limited expenses related to permitted securities offerings, investments and acquisitions incurred after the closing date of the IPO, to the extent not exceeding $5.0 million; (e) unrealized losses on financial derivatives recognized in accordance with SFAS No. 133; (f) non-cash stock-based compensation expense; (g) extraordinary or unusual losses (including extraordinary or unusual losses on permitted sales of assets and casualty events);
(h) losses on sales of assets other than in the ordinary course of business; and (i) all other non-cash charges that represent an accrual for which no cash is expected to be paid in the next twelve months; minus (3) the following items, to the extent any of them increases consolidated net income: (w) extraordinary or unusual gains (including extraordinary or unusual gains on permitted sales of assets and casualty events); (x) gains on asset disposals not in the ordinary course; (y) unrealized gains on financial derivatives recognized in accordance with SFAS No. 133; and (z) all other non-cash income (including the non-cash portion of any RTFC patronage capital allocation). If our Adjusted EBITDA were to decline below certain levels, covenants in our credit facilities that are based on Adjusted EBITDA, including our fixed charge coverage and total leverage ratio covenants, may be violated and could cause, among other things, a default or mandatory prepayment under our credit facilities, or result in our inability to pay dividends.
    We believe that net income is the most directly comparable financial measure to Adjusted EBITDA under GAAP. Adjusted EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with GAAP. Adjusted EBITDA is not a complete measure of an entity's profitability because it does not include costs and expenses identified above; nor is Adjusted EBITDA a complete net cash flow measure because it does not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends.



    CONTACT: Iowa Telecommunications Services Inc., Newton
             Media Contact:
             Julie White, 641-787-2040
             Julie.White@iowatelecom.com
             www.iowatelecom.com
             or
             Corporate Communications, Inc.
             Investor Relations Contacts:
             Kevin Inda, 407-566-1180
             Kevin.Inda@cci-ir.com
             or
             Craig Knock, 641-787-2089